Exhibit 99.1

Praxair Announces Bulk Helium Price Increases for International Customers Effective January 1, 2013

DANBURY, Conn.--(BUSINESS WIRE)--December 21, 2012--Praxair, Inc. (NYSE: PX) is notifying bulk liquid helium customers in Europe, Asia and Latin America of increases in prices up to 30% for bulk liquid helium effective January 1, 2013, or as contracts permit.

Price adjustments may be higher or lower in accordance with individual contract provisions.

These adjustments are being implemented in response to continuing increases in distribution, feedstock and sourcing costs; persistent supply/demand imbalances; and to support investments required to maintain infrastructure necessary to reliably supply customers.

Praxair, Inc. is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2011 sales of $11 billion. The company produces, sells and distributes atmospheric, process and specialty gases, and high-performance surface coatings. Praxair products, services and technologies are making our planet more productive by bringing efficiency and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others. More information on Praxair is available on the Internet at www.praxair.com.

CONTACT:
Media
Kristen McCarthy, 203-837-2371
kristen_mccarthy@praxair.com
or
Investors
Kelcey Hoyt, 203-837-2118
kelcey_hoyt@praxair.com